Exhibit 4.11

DELIVERED BY SEDAR	September 21, 2009

Alberta Securities Commission
British Columbia Securities Commission
Saskatchewan Financial Services Commission, Securities Division
The Manitoba Securities Commission
Ontario Securities Commission
Autorité des marchés financiers
Nova Scotia Securities Commission
Securities Office, Prince Edward Island
New Brunswick Securities Commission
Securities Commission of Newfoundland and Labrador
Northwest Territories Securities Registry
Yukon Territory Securities Registry
Nunavut Securities Registry

Dear Sirs/Mesdames:

Re:    TransCanada Corporation (the "Corporation")

        We refer to a final short form base shelf prospectus dated September 21, 2009 of the Corporation (the "Prospectus"), referring to the qualification for distribution of securities of the Corporation.

        We hereby consent to the references to our firm name on the cover page of the Prospectus and under the headings "Enforceability of Civil Liabilities", "Legal Matters," "Interest of Experts" and "Documents Filed as Part of the Registration Statement" and the reference to our firm name and our opinion under the heading "Legal Matters".

        We confirm that we have read the Prospectus and have no reason to believe that there are any misrepresentations in the information contained in the Prospectus that is derived from our opinion referred to above or that is within our knowledge as a result of the services we provided in connection with such opinion.

        This letter is solely for the information of the addressees set forth above in connection with the Prospectus and is not to be relied upon by any other party or for any other purpose.

Yours truly,
(signed) "Stikeman Elliott LLP"

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